EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-211200 on Form S-8 of our report dated March 14, 2017, relating to the consolidated financial statements of Intellia Therapeutics, Inc. appearing in this Annual Report on Form 10-K of Intellia Therapeutics, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 14, 2017